UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2022

Mallinckrodt plc

(Exact name of registrant as specified in its charter)

Ireland	001-35803	98-1088325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

College Business & Technology Park, Cruiserath, Blanchardstown, Dublin 15, Ireland
(Address of principal executive offices)

+353 1 6960 000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Karen Ling

On August 12, 2022, the Board of Directors (the “Board”) of Mallinckrodt plc (the “Company” or “Mallinckrodt”) appointed Karen L. Ling as a director of Mallinckrodt, to serve until the end of the Company’s 2022 Annual General Meeting or, if earlier, her resignation, removal or death.

Ms. Ling most recently served as Executive Vice President and Chief Human Resources Officer for American International Group, Inc., a position she retired from in May 2021 and had held since July 2019. From March 2015 until July 2019, she served as Executive Vice President and Chief Human Resources Officer at Allergan plc. From July 2014 until March 2015, Ms. Ling served as Senior Vice President, Human Resources and Chief Human Resources Officer at Actavis plc, prior to its acquisition of Allergan and name change to Allergan. From January 2014 until July 2014, Ms. Ling was Senior Vice President and Chief Human Resources Officer at Forest Laboratories, prior to its acquisition by Actavis. Prior to this, from 2011 until January 2014, Ms. Ling was Senior Vice President, Human Resources of the Global Human Health and Consumer Care businesses worldwide for Merck & Co., Inc. She also served as Vice President, Global Compensation and Benefits, at Merck from November 2009 until 2011. From May 2008 until November 2009, she served as Group Vice President, Global Compensation & Benefits at Schering-Plough, prior to its acquisition by Merck. Prior to joining Schering-Plough, Ms. Ling held various positions at Wyeth, LLC.

In addition to the Mallinckrodt Board, Ms. Ling serves as a director on the board of iRhythm Technologies, Inc. and TherapeuticsMD, Inc., positions she has held since 2021 and 2020, respectively. Ms. Ling holds a BA in Economics from Yale University and a JD from Boston University School of Law. Ms. Ling’s qualifications to serve on the Board include her extensive experience in human resources and past leadership roles at publicly traded pharmaceutical companies.

There are no transactions between Ms. Ling, on the one hand, and Mallinckrodt, on the other hand, that would be reportable under Item 404(a) of Regulation S-K, and no arrangements or understandings between Ms. Ling and any other persons pursuant to which she was selected to the Board.

Ms. Ling will receive compensation as a non-employee director of the Board as follows:

Cash Retainers

•	Board Members. Each non-employee director receives an annual cash retainer of $75,000, paid in quarterly installments at the beginning of each quarter.

•	Committee Chairs. The Chair of the Audit Committee receives a supplemental annual cash retainer of $25,000. The Chair of the Human Resources and Compensation Committee and the Governance and Compliance Committee will each receive a supplemental annual cash retainer of $17,500.

•	Committee Members. Each member of the Audit Committee (excluding the chair) receives a supplemental annual cash retainer of $15,000. Each member of the Human Resources and Compensation Committee and the Governance and Compliance Committee (excluding the chairs) receives a supplemental annual cash retainer of $10,500.

•	In addition, each non-employee director receives $1,500 for each meeting attended that is in excess of 10 meetings (including meetings of the Board and each committee of the Board).

Equity Awards

•	Restricted Stock Units (“RSUs”). Within 15 days after her appointment to the Board, Ms. Ling will receive a grant of 26,276 RSUs, which grant of RSUs will vest ratably on each of the first two anniversaries of Mallinckrodt’s emergence from Chapter 11 proceedings on June 16, 2022. Ms. Ling will also receive a grant of 26,277 RSUs as soon as reasonably practicable following January 1, 2023, subject to her continued service through such date and any applicable limit on director grants under the Mallinckrodt Pharmaceuticals 2022 Stock and Incentive Plan, which RSUs are expected to vest ratably on each of the first two anniversaries of Mallinckrodt's emergence from Chapter 11 proceedings.

Item 7.01.	Regulation FD Disclosure.

On August 17, 2022, Mallinckrodt issued a press release announcing the appointment of Ms. Ling to its board of directors. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The information contained in this Item 7.01, including Exhibit 99.1, shall be deemed to be “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.	Financial Statements and Exhibits.

(d)            Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press Release, dated August 17, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MALLINCKRODT PLC

Dated: August 17, 2022	By:	/s/ Mark Tyndall
Mark Tyndall
Executive Vice President, Chief Legal Officer & Corporate Secretary